Exhibit 99.1
PRESS RELEASE

Contact:
John Beck
Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com
Ardea Biosciences Reports Recent Accomplishments and First Quarter 2009 Financial Results
Restructuring to Focus Company on Clinical-Stage Programs
SAN DIEGO, May 8, 2009 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, human immunodeficiency virus (HIV), cancer and inflammatory diseases, today reported recent accomplishments and financial results for the first quarter ended March 31, 2009 and announced a restructuring of operations. The restructuring is intended to conserve financial resources by focusing the Company on its clinical-stage programs.
“Ardea is off to an excellent start in 2009. Since our last quarterly update, we have reported positive clinical trial results for RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, and announced a global agreement with Bayer HealthCare focused on the development and commercialization of small-molecule, mitogen-activated ERK kinase inhibitors for the treatment of cancer,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “We plan to initiate a broad-based Phase 2 program for RDEA594 this quarter, which, if successful, will position us to initiate pivotal Phase 3 trials in 2010. From a financial perspective, we expect that our current financial resources, plus the $35 million upfront payment from Bayer, combined with the savings generated from our restructuring, will allow us to fund operations through the first quarter of 2011. This current financial projection does not include any milestone payments under our global agreement with Bayer, proceeds from future partnering activities or financings.”
Recent Accomplishments
•	On April 28, 2009, we announced a global agreement with Bayer to develop and commercialize small-molecule mitogen-activated ERK kinase (MEK) inhibitors for the treatment of cancer. Under the terms of the agreement, we granted to Bayer a worldwide, exclusive license to develop and commercialize our MEK inhibitors for all indications. Our lead product candidate from this program, RDEA119, is currently being evaluated both as a single agent and in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in advanced cancer patients. Bayer has agreed to pay us a non-refundable, upfront license fee of $35 million for the development and commercialization rights to our MEK inhibitors. Potential payments under the agreement could total up to $407 million, not including royalties. We will also be eligible to receive low double-digit royalties on worldwide sales of products under the agreement.

•	On April 20, 2009, we presented positive results from a multiple-ascending-dose Phase 1 clinical trial of RDEA594 in normal healthy volunteers at an investor and analyst event. In this study, RDEA594 produced statistically significant, dose-dependent reductions in uric acid of up to 45% after 10 days of treatment at the highest dose evaluated. RDEA594 also was safe and well-tolerated in the study.

•	At the same event, we presented data from our Phase 2a proof-of-concept study of RDEA594’s prodrug, RDEA806, in the target population of patients with hyperuricemia (uric acid greater than or equal to 8 mg/dl) and a history of gout. Results from this study showed that RDEA594, when administered as its prodrug, RDEA806, produced statistically significant, dose-dependent reductions in uric acid of up to approximately 40% after 28 days of treatment in the twice-daily dosing group. These reductions were consistent with those seen in previous studies of RDEA806 in normal healthy volunteers. RDEA806 also was safe and well-tolerated in the study.

•	On April 21, 2009, we presented data from preclinical studies of RDEA119, demonstrating synergy when administered in combination with multiple anticancer agents in vivo, at the American Association for Cancer Research 100th Annual Meeting.
Important Upcoming Development Milestones
•	We plan to initiate a comprehensive Phase 2 program to demonstrate the broad clinical utility of RDEA594 in the treatment of hyperuricemia and gout in the second quarter of 2009. Initial results from this program are expected in the fourth quarter of 2009.

•	We plan to identify a clinical candidate from our next generation URAT1 inhibitor program in the first half of 2009.

•	We plan to complete and report results from our ongoing Phase 1/2 study of RDEA119 in combination with sorafenib in patients with advanced cancer in the second half of 2009.

•	We plan to complete and report results from our ongoing Phase 1 monotherapy study of RDEA119 in patients with advanced cancer in the second half of 2009.
First Quarter 2009 Financial Results
As of March 31, 2009, we had $45.1 million in cash, cash equivalents, and short-term investments, compared to $57.7 million as of December 31, 2008. Our March 31, 2009 cash, cash equivalents, and short-term investments balance does not include the $35 million, non-refundable, upfront license fee from Bayer. The decrease in cash, cash equivalents and short-term investments for the first three months of 2009 was due to the use of our financial resources to fund our clinical-stage programs, personnel costs and for other general corporate purposes.
The net loss applicable to common stockholders for the three months ended March 31, 2009 was $14.1 million, or $0.79 per share, compared to a net loss applicable to common stockholders for the same period in 2008 of $12.4 million, or $0.93 per share. The net loss applicable to common stockholders for the three months ended March 31, 2009 included non-cash charges of $1.5 million, or $0.09 per share, for stock-based compensation expense. For the same period in 2008, we reported non-cash charges of $1.1 million, or $0.08 per share, for stock-based compensation expense. The increase in net loss applicable to common stockholders between these periods was due to increased research and development expenses related to the progression of our clinical-stage programs, a decline in interest income, and an increase in interest expense in connection with our growth capital loan and capital lease obligations entered into in the second half of 2008. These increases were partially offset by a decrease in general and administrative expenses as a result of costs incurred in the first quarter of 2008 related to our facility relocation and a decrease in consulting expense in the first quarter of 2009 as we replaced outside consultants with full-time regular employees.
There were no revenues for the three months ended March 31, 2009. Revenue for the three months ended March 31, 2008 was $0.3 million. Historically, our revenues have resulted from the research services we have provided under our master services agreement with Valeant Research and Development, Inc. (Valeant) for its preclinical neuropharmacology program. The decrease in revenues from 2008 levels was due to the earlier-than-anticipated identification of a clinical development candidate from that program and Valeant’s subsequent reduction in the utilization of our research and development services. The master services agreement has since terminated by its terms.
Corporate Restructuring
We recently initiated a corporate restructuring to focus our resources on advancing our clinical-stage programs. This restructuring will result in a reduction of approximately 47% of our workforce with the majority coming from discovery research and associated general and administrative personnel. Estimated cost savings from the restructuring, net of severance and related costs, are expected to be $2.3 million in 2009 and $6.6 million per year thereafter.
“We are implementing this restructuring to align our resources with our highest corporate priorities,” said Dr. Quart. “While this is a difficult process, it is necessary to ensure that we become a sustainable enterprise and one that is less dependent on the capital markets in these unprecedented times. We are extremely grateful for the significant contributions made by all of our employees, including those who will be departing.”
2009 Financial Guidance
Including the $35 million, non-refundable, upfront license fee from Bayer and the savings generated from our recent restructuring, we expect our 2009 year-end balance of cash, cash equivalents, and short-term investments to be between $50 million and $55 million. We anticipate that our existing cash, cash equivalents, and short-term investments, plus the $35 million, non-refundable, upfront license fee from Bayer will be sufficient to fund our operating activities through the first quarter of 2011. This current financial projection includes forecasted expenses associated with the RDEA594 Phase 2 and Phase 3 programs anticipated for that period, combined with expense reductions from our recent restructuring. This projection does not include any milestone payments under our global agreement with Bayer, proceeds from future partnering activities or financings.

ARDEA BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2009	2008
Collaboration revenues	$—	$260

Operating expenses:
Research and development	10,996	9,969
General and administrative	2,877	3,408

Total operating expenses	13,873	13,377

Loss from operations	(13,873)	(13,117)

Other income (expense):
Interest income	136	607
Interest expense	(364)	—
Other income, net	(2)	135

Total other income (expense)	(230)	742

Net loss	(14,103)	(12,375)

Non-cash dividends on Series A preferred stock	—	(60)

Net loss applicable to common stockholders	$(14,103)	$(12,435)

Basic and diluted net loss per share applicable to common stockholders	$(0.79)	$(0.93)

Shares used in computing basic and diluted net loss per share applicable to common stockholders	17,849	13,341

Condensed Consolidated Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2009	2008
Cash, cash equivalents and short-term investments	$45,081	$57,743
Total assets	$48,443	$61,475
Total stockholders’ equity	$33,383	$45,958

About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, human immunodeficiency virus (HIV), cancer and inflammatory diseases. We have five product candidates in clinical development for four indications and others in preclinical development and discovery. RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is a selective URAT1 transporter inhibitor that has successfully completed single- and multiple-ascending-dose Phase 1 studies. RDEA806, our most advanced product candidate for the treatment of HIV, is a non-nucleoside reverse transcriptase inhibitor (NNRTI) that has successfully completed a Phase 2a study in HIV patients. RDEA119, our lead product candidate for the treatment of cancer and inflammatory diseases, is a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) that has completed a Phase 1 study in normal healthy volunteers, is being evaluated as a single agent in a Phase 1 study in advanced cancer patients, and is being evaluated in a Phase 1/2 study in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in advanced cancer patients. RDEA119 and our other MEK inhibitors are being developed under a global agreement with Bayer HealthCare.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, RDEA806, RDEA119, and our other compounds and the timing and results of our preclinical, clinical and other studies, sufficiency of our cash resources, expected benefits of our restructuring and our financial performance. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, risks related to the timing, assumptions and projections relating to our restructuring and risks related to the outcome of our business development activities, including collaboration or licensing agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on
Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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